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                     GENERATION PURCHASE RIGHT AGREEMENT

                                by and between

                        LONG ISLAND LIGHTING COMPANY,
                                  AS SELLER,

                                     AND

                         LONG ISLAND POWER AUTHORITY,
                                  AS BUYER,

                          Dated as of June 26, 1997



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                              TABLE OF CONTENTS
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                                                                            Page
                                                                            ----

                                  ARTICLE 1
                    DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1      Definitions..................................................2

Section 1.2      Rules of Construction........................................4

                                    ARTICLE 2
                                 PURCHASE RIGHT

Section 2.1      Purchase Right...............................................4
Section 2.2      Exercisability...............................................5
Section 2.3      Method of Exercise...........................................5
Section 2.4      Exercise Date................................................5
Section 2.5      Request for Confirmation.....................................5
Section 2.6      Effect of Notice.............................................6
Section 2.7      Closing Date.................................................6
Section 2.8      Payment and Delivery of Interests............................6
Section 2.9      Provision of Corporate Records...............................6
Section 2.10     Non-Recourse.................................................7

                                    ARTICLE 3
                               THE PURCHASE PRICE

Section 3.1      Purchase Price...............................................7
Section 3.2      Arbitration..................................................7
Section 3.3      Disclosure of Third Party Offers.............................7

                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES

Section 4.1      Representations and Warranties of Seller
                 and Genco....................................................8

Section 4.2      Provision of Additional Schedules
                 upon Exercise...............................................14

Section 4.3      Representations and Warranties of Buyer.....................15

                                    ARTICLE 5
                                    COVENANTS

Section 5.1      Covenants of Seller.........................................15
Section 5.2      Covenants of Buyer..........................................18
Section 5.3      Additional Agreements.......................................19

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                                    ARTICLE 6
                               GENERAL PROVISIONS

Section 6.1      Notices.....................................................20
Section 6.2      Headings....................................................21
Section 6.3      Miscellaneous...............................................21
Section 6.4      Assignment..................................................21
Section 6.5      Schedules...................................................21
Section 6.6      Waiver; Amendment...........................................22
Section 6.7      Issue Taxes.................................................22
Section 6.8      Fees And Expenses...........................................22
Section 6.9      Alternative Dispute Resolution..............................22

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                       GENERATION PURCHASE RIGHT AGREEMENT

                  This GENERATION PURCHASE RIGHT AGREEMENT ("Agreement") is made and entered into as of the 25th day of June 1997, by and between LONG ISLAND LIGHTING COMPANY, a New York corporation ("Seller", also referred to herein as "LILCO"), and LONG ISLAND POWER AUTHORITY, a corporate municipal instrumentality and political subdivision of the State of New York ("Buyer", also referred to herein as "LIPA"), acknowledged and agreed to, as of the Closing (as herein defined), by Marketspan Generation LLC*, a New York limited liability company ("Genco")

                                    RECITALS

                  WHEREAS, Parent (as therein defined), Seller, Buyer, and LIPA ACQUISITION CORP., a New York corporation ("LIPA Sub"), entered into an AGREEMENT AND PLAN OF EXCHANGE AND MERGER (the "Merger Agreement"), dated as of June 25, 1997, pursuant to which (i) LIPA Sub is to merge with and into Seller;
(ii) Seller undertakes to form an entity for the purpose of receiving certain assets and properties of LILCO; and (iii) Seller is to enter into a generation purchase right agreement in substantially the form of this Agreement.

                  WHEREAS, Genco will own and have all right, title and interest to the Generating Facilities (as defined herein) at or prior to the Closing.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



------------------
*Pursuant to the Merger Agreement, Seller will identify, prior to the Closing (as therein defined), a limited liability company (formed by Seller or one or more of its wholly-owned subsidiaries), which will execute this Agreement as Genco and to which will be transferred at such Closing the Generating Facilities.


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                                    ARTICLE 1

                      DEFINITIONS AND RULES OF CONSTRUCTION

         Section 1.1 Definitions. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Power Supply Agreement, dated as of the date hereof, between LILCO and Buyer, attached to the Merger Agreement as Exhibit B (the "Power Supply Agreement"). The following terms, as used herein, shall have the respective meanings set forth in this Section 1.1:

                  "Additional Assets" means assets other than interests in real property reasonably required for the Business (as defined herein), including, without limitation any fuel supply agreements (other than Basic Agreements), spare parts and fuel inventory on site.

                  "Agreement" means this Generation Purchase Right Agreement and all Exhibits and Schedules annexed hereto, as the same may be amended from time to time.

                  "Audited Balance Sheet" has the meaning assigned to it in
         Section 2.6 herein.

                  "Business" means the business of operating the Generating Facilities (as defined herein) as it is operated on the date hereof.

                  "Closing" has the meaning assigned to it in the Merger Agreement.

                  "Closing Date" has the meaning assigned to it in Section 2.7 herein.

                  "Confirmation" has the meaning assigned to it in Section 2.5 herein.

                  "Contract" means any contract, agreement, purchase order, lease, indenture, mortgage, loan agreement, note, guarantee, commitment, undertaking or arrangement of any kind.

                  "Easements" has the meaning assigned to it in Section 5.3(d) herein.

                  "Engineer's Report" has the meaning assigned to it in Section
         2.1 herein.

                  "Exercise Date" has the meaning assigned to it in Section 2.4 herein.

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                  "Fair Market Value" means the amount that a willing buyer and a willing seller, neither of whom is under any compulsion to sell or to buy, would be willing to pay or receive, as the case may be, in an all cash transaction in an orderly market for the Interests; provided, however, that the Additional Assets shall be deemed to have been transferred to Genco prior to the Exercise Date.

                  "GAAP" means United States generally accepted accounting principles.

                  "Generating Facilities" means the electric generating facilities to be owned by Genco as defined in Section 1.27 of the Power Supply Agreement.

                  "Generating Properties" has the meaning assigned to it in
         Section 2.1 herein.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the Premerger Notification Rules promulgated thereunder.

                  "Interests" means all of the limited liability company interests (whether direct, indirect or contingent) in Genco.

                  "Investment Bankers" has the meaning assigned to it in
         Section 3.1(a) herein.

                  "Laws" means, with respect to any Person, any foreign, United States Federal, state or local laws, statutes, ordinances, rules or regulations applicable to such Person.

                  "Liens" means, with respect to any asset, property or right of any Person, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, property or right.

                  "Material Adverse Effect" means, with respect to a Person, an event or circumstance which could reasonably be expected to have a material adverse effect on the business, operations, properties, financial condition, results of operations or prospects of such Person.

                  "Permit" means any permit, license, approval, consent, order or authorization of any Governmental Authority.

                  "Person" means, unless otherwise specified, a natural person, corporation, society, partnership, joint venture, unincorporated association or other entity, including a Governmental Authority.

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                  "Purchase Price" has the meaning assigned to it in Section 3.1 herein.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                  "Taxes" means all taxes, assessments and charges imposed by any United States Federal, state or local taxing authority or any foreign taxing authority, including, without limitation, interest, penalties and additions thereto.

         Certain other terms are defined elsewhere in this Agreement.

         Section 1.2 Rules of Construction. Unless the context otherwise requires:

                   (a) Words in the singular include the plural, and words in the plural include the singular;

                   (b) Provisions apply to successive events and transactions;

                   (c) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

                   (d) "Herein", "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

                   (e) Words in the masculine gender include the feminine gender and words in feminine gender include the masculine gender; and

                   (f) The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                                    ARTICLE 2

                                 PURCHASE RIGHT

         Section 2.1 Purchase Right. Subject to the terms and conditions of this Agreement, Seller hereby grants to Buyer the right to purchase all of the outstanding Interests (the "Right") at the price, in the manner and at the time specified in this Article 2. No later than nine months from the date hereof, LIPA's consulting engineer will identify with respect to each of

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the existing Generating Facilities, the specific size and location of interests in real property required for the operation of such Generating Facility (the "Generating Properties"), subject to any Request for Confirmation pursuant to
Section 2.5 (the "Engineer's Report"). Such property shall be transferred to Genco at or prior to the Closing. To the extent that, prior to the Exercise Date, Genco has any right, title or interest in real property other than the Generating Properties, Genco may transfer such right, title or interest to Seller or any affiliate or subsidiary of Seller, provided, however, that the value of any such right, title or interest transferred by Genco prior to the Closing shall not be reflected in the Purchase Price calculated pursuant to
Section 3.1 herein.

          Section 2.2 Exercisability. Subject to the further terms of this Agreement, the Right shall become exercisable at any time after the third anniversary of the date of the Closing. The Right shall expire and cease to be exercisable at 12:01 a.m. on the fourth anniversary of the Closing.

         Section 2.3 Method of Exercise. The Right may be exercised only by the giving of written notice to the Seller in such form and in such manner as is prescribed in Section 6.1 herein. Notice must be accompanied by:(i)certification by the Chairman or Executive Director of LIPA that the exercise of the Right has been affirmatively approved by the vote of two thirds of all members of the entire LIPA Board of Trustees; (ii) a copy of the related resolutions of the LIPA Board of Trustees certified as true and correct by the Chairman or Executive Director of LIPA; (iii) evidence reasonably satisfactory to Seller of the approval of the exercise of the Right and of any financing required to exercise the Right by the Public Authorities Control Board; and (iv) Buyer's election either (x) to operate the Generating Facilities by itself or by an Affiliate or (y) to retain Seller or an Affiliate of Seller to operate the Generating Facilities pursuant to Section 5.3(c).

         Section 2.4 Exercise Date. The date of exercise of the Right shall be the date on which the Notice is delivered to the Seller, during normal business hours, at its address as provided in Section 6.1 of this Agreement (the "Exercise Date").

         Section 2.5 Request for Confirmation. Seller shall be entitled to appoint an additional independent consulting engineer to consider the Engineer's Report and shall provide Buyer within thirty business days of the receipt of the Engineer's Report either: (i) notice that it intends to waive Confirmation (as herein defined); or (ii) a request for Confirmation, in which case a copy of the report of Seller's independent consulting engineer shall be given to Buyer and to its independent consulting engineer within 90 days of Seller's request for

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Confirmation. In the event Seller requests Confirmation, the parties are to select an independent consulting engineer to identify with respect to each of the Generating Facilities the specific size and location of land parcels required for the operation of such Generating Facility (the "Confirmation") and such Confirmation will be conclusive and binding on the parties.

         Section 2.6 Effect of Notice.

                   (a) Upon receipt of the Notice, Buyer shall be legally bound to purchase, and Seller shall be legally bound to sell, all of the Interests, subject to:(i) the receipt of Confirmation or Seller's waiver thereof; (ii) the provisions of Section 4.2; (iii) Buyer's right not to purchase the Interests if on the Closing Date any of the representations set forth in Section 4.1 are inaccurate in any material respect; and (iv) the other terms and conditions contained herein.

                   (b) Upon receipt of the Notice, Seller will: (i) cause to be prepared and delivered to Buyer not later than the 90th day after such receipt an audited balance sheet of Genco as of the quarter-end immediately preceding the date of such exercise (the "Audited Balance Sheet") and (ii) provide Buyer and the Investment Bankers with reasonable access to the books and records of Genco.

         Section 2.7 Closing Date. The closing of this Agreement will be on a date scheduled by LIPA not later than 90 days after the final determination of the Purchase Price pursuant to Section 3.1 hereunder (the "Closing Date") at a location to be agreed upon by the parties hereto following the Exercise Date. The Closing Date may be extended by the written agreement of the parties hereto.

         Section 2.8 Payment and Delivery of Interests. On the Closing Date, Seller shall deliver to Buyer documents sufficient to cause the entire right, title and interest in and to all outstanding Interests to be transferred of record to Buyer and in consideration thereof Buyer shall pay to Seller an amount in cash equal to the Purchase Price. All such payments and deliveries shall be deemed to occur simultaneously as a single transaction and no such payment or delivery shall be effective unless all such payments and deliveries have been made.

         Section 2.9 Provision of Corporate Records. Seller shall arrange as soon as practicable following the Closing Date for transportation, at Seller's cost, to Buyer of the records in Seller's possession relating to the assets of Genco, including, without limitation, all agreements, litigation files and filings with governmental agencies relating to the Generating Facilities,

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except to the extent such items are already in the possession of Buyer.

         Section 2.10 Non-Recourse. The sale and purchase of the Interests transferred hereunder shall be made on an "as-is" basis without recourse to Seller, and without representation, covenant or warranty by Seller, express or implied, except in each case as expressly set forth in this Agreement. Seller makes no representation and takes no responsibility with respect to the financial condition of Genco. In particular, the parties hereby agree that, without limiting the generality of the foregoing, Buyer assumes any and all obligations pursuant to then existing Contracts of Genco, in addition to assuming any and all obligations with respect to any pension, employment or insurance arrangements maintained by Genco.

                                    ARTICLE 3

                               THE PURCHASE PRICE

         Section 3.1 Purchase Price. The purchase price for the Interests ("Purchase Price") shall be the Fair Market Value of the Interests, to be determined as of the Exercise Date by two independent nationally recognized investment banking firms experienced in the valuation of comparable property, one of which shall be appointed by each of Buyer and Seller (collectively, the "Investment Bankers") to negotiate and agree upon Fair Market Value. In determining the Fair Market Value, the Investment Bankers shall consider all of the terms of the Power Supply Agreement for the term of such agreement.

         Section 3.2 Arbitration. If the Investment Bankers are not able to agree on the Fair Market Value or such appropriate interest rate, then Buyer and Seller will select a mutually agreeable independent nationally recognized investment banking firm experienced in the valuation of comparable properties to provide its determination of the Fair Market Value, which will be used to determine the Purchase Price and will be conclusive and binding on the parties.

         Section 3.3 Disclosure of Third Party Offers. If at any time within six months of the Exercise Date and prior to the Closing Date Buyer has received any binding or serious offers from any third party to purchase some or all of the assets of Genco, Buyer shall disclose the terms and existence of such offers to Seller and to the Investment Bankers. If Buyer agrees to any such third-party offers and consummates such transaction within 3 months after the Closing Date, Seller will pay to Buyer 50% of Buyer's reasonable incremental financing costs (excluding interest or other costs of carry), if any, and including legal

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fees, underwriter's compensation and other costs of issuance, specifically related to such financing, if any, up to $2 million.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         Section 4.1 Representations and Warranties of Seller and Genco. Except for the representation and warranty contained in Section 4.1(a), the following representations and warranties are furnished solely for the purpose of facilitating the determination of Fair Market Value and shall not preclude the Investment Bankers from pursuing such due diligence as they require to perform their obligations hereunder. Seller and Genco, jointly and severally, represent and warrant to the Buyer at the Closing and on the Closing Date that, except as disclosed to Buyer in writing on the date hereof and as updated in writing not later than the date the Audited Balance Sheet is delivered and further updated in writing by Seller prior to the determination of Fair Market Value (the "Schedule"):

                   (a) ownership of Interests. On the Closing Date, Seller will own and hold, beneficially, the entire right, title and interest in and to all of the then existing Interests free and clear of all Liens. As of the Closing Date, there will be no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating Genco to issue, deliver or sell, or cause to be issued, delivered or sold, additional Interests, or obligating Genco to grant, extend or enter into any such agreement or commitment.

                   (b) Execution and Enforceability. Seller has and Genco will have as of the Closing all requisite power and authority to execute and deliver this Agreement and to perform each of their obligations hereunder. Seller has and Genco will have as of the Closing duly authorized the execution, delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of Seller and will be the legal, valid and binding obligation of Genco as of the Closing, and (assuming that this Agreement has been duly authorized, executed and delivered by Buyer) is enforceable against Seller and Genco in accordance with its terms.

                  (c) Organization and Qualification of Genco. On the Closing Date, Genco is a limited liability company duly

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         organized, validly existing and in good standing under the laws of the
         State of New York and will have all requisite power and authority to conduct its business as then conducted and to own and lease its properties and assets. On the Closing Date, Genco will be qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business then requires such qualification.

                  (d) No Violations or Conflicts. Neither the execution and delivery of this Agreement by Seller or Genco nor the consummation of the transactions contemplated by this Agreement (i) results in a violation or breach of, or constitutes a default or an event of default under, any bond or other material Contract, Permit, instrument or other obligation to which Seller or Genco is a party, or (ii) violates any Laws, writ, judgment, injunction or court decree.

                  (e) Consents and Approvals. Except as otherwise provided in this Agreement, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to-be made or obtained by Genco or Seller in connection with the execution, delivery and performance of this Agreement by Genco or Seller. No consent, approval or authorization by, or notice to, any other Person is required to be made or obtained by Genco or Seller in connection with the execution, delivery and performance of this Agreement by Genco or Seller. On the Closing Date, all notices or other actions required to be made or taken, if any, pursuant to any applicable Laws to permit the closing of this Agreement will have been made and taken.

                  (f) Compliance with Laws; Permits. The operations and activities of Genco are in compliance with all Laws and neither
         Seller or Genco has received any notice to the contrary. Genco has all material Permits required for it to conduct the Business and no material violations have been recorded in respect of any Permits and no proceeding is pending or, to the knowledge of Seller, threatened with respect to the limitation or revocation of any Permit.

                  (g) Audited Balance Sheet. The Audited Balance Sheet will, as of and for the periods ended on the applicable date, fairly present, in all material respects, the financial position and results of operations of Genco as of the dates and for the periods presented therein in accordance with GAAP, applied on a consistent basis during the periods concerned, except as otherwise noted therein.

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                  (h) Records. The books of account and records of Genco fairly reflect, in all material respects, all of the properties, assets, liabilities and transactions of Genco.

                  (h) Assets. On the Closing Date, Genco will have good and marketable title (except to the extent that such assets are leased) to all of the Generating Facilities free and clear of any debts, Taxes, claims, options, liabilities, obligations or Liens. On or before the Closing Date, Seller shall cause Genco to deliver to Buyer copies of all deeds, endorsements, assignments and other good and sufficient instruments to evidence Gencol's right, title and interest in and to any and all of the Generating Facilities, as Buyer may reasonably request.

                  (j) Sufficiency of Assets. on the Closing Date, Genco will own, lease or otherwise have a right to the use of all assets and properties relating to the Business. Except as set forth on the Schedule, Parent and/or Genco have obtained all consents required in order to maintain such leases and rights to use in the context of a transfer of ownership of the Interests.

                  (k) Properties. The Schedule sets forth a list of all of the real property that is owned by a third party which is leased to Genco and all real property that is owned by Genco. Genco enjoys peaceful and undisturbed possession of all such properties that are owned by Genco, and such properties are free and clear of all debts, Taxes, claims, options, liabilities, obligations and Liens.

                  (1) Environmental Protection. Environmental Protection. Except as set forth in the Schedule or in Parent SEC Reports (as defined in the Merger Agreement) filed prior to the date hereof:

                  (i) Compliance. Genco is in material compliance with all Environmental Laws (as defined in Section 4.1(j)(vii)(B)) applicable to the Generating Facilities; and neither Seller nor Genco has received any communication (written or oral), from any person or Governmental Authority that alleges that Genco is not in such compliance with applicable Environmental Laws.

                  (ii) Environmental Permits. Genco has obtained or has applied for all material environmental health and safety permits and all other governmental licenses, permits, and authorizations (collectively, the "Environmental Permits") necessary for the construction of the

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                             facilities constituting part of the Generating
                             Facilities or the ownership or operation of such facility or the Generating Facilities, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Genco is in material compliance with all terms and conditions of the Environmental Permits.

                   (iii) Environmental claims. There is no material Environmental Claim (as defined in Section 4.1(j)(vii)(A)) pending (A) against Genco, (B) to the best knowledge of Seller and Genco, against any person or entity whose liability for any Environmental Claim Genco has or may have retained or assumed either contractually or by operation of law, or (C) against any real or personal property or operations which Genco owns or formerly owned or, to the best knowledge of Seller and Genco, any real or personal property or operations which Genco leases or manages or formerly leased or managed, in whole or in part.

                   (iv) Releases. Genco has no knowledge of any material Releases (as defined in Section 4.1(j)(vii)(D)) of any Hazardous Material (as defined in Section 4.1(j)(vii)(C)), that would be reasonably likely to form the basis of any material Environmental Claim against Genco, or against any person or entity whose liability for any material Environmental Claim Genco has or may have retained or assumed either contractually or by operation of law.

                   (v) Predecessors. Seller and Genco have no knowledge, with respect to any predecessor of Genco's, of any material Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would be reasonably likely to form the basis of any material Environmental Claim.

                   (vi) Disclosure. Seller and Genco have disclosed to Buyer all material facts which they reasonably believe form the basis of a material Environmental Claim arising from (A) the cost of Genco pollution control equipment currently required or known to be required in the future with respect to the Generating Facilities; (B) current Genco remediation costs or Genco

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                             remediation and site monitoring costs known to be
                             required in the future with respect to the Generating Facilities; or (C) any other environmental matter affecting Genco with respect to the Generating Facilities.

                   (vii) As used in this Agreement:

                                   (A) "Environmental Claim" means any and all
                             administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by Genco and constituting a portion of the Generating Facilities (for purposes of this Section 4.1); or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law with respect to the Generating Facilities; or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials with respect to the Generating Facilities.

                                   (B) "Environmental Laws" means all federal,
                             state, local laws, ordinances, rules and regulations relating to health and safety, pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment,

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                             storage, disposal, transport or handling of
                             Hazardous Materials.

                                    (C) "Hazardous Materials" means (A) any
                             petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which Genco operates the Generating Facilities (for purposes of this Section 4.1).

                                    (D) "Release" means any release, spill,
                             emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, surface or subsurface soil, surface water, saltwater shoreline or floor bottom, groundwater or property from or affecting any of the Generating Facilities.

                  (m) Regulation as a Utility. Except as set forth in the Schedule, Genco is not subject to any regulation as a public utility or public service company (or similar designation) by any state in the United States other than New York or any foreign country.

                   (n) Undisclosed Liabilities. Except as and to the extent set forth in the Audited Balance Sheet, as of the date thereof, Genco did not have any liabilities required by GAAP to be reflected on a balance sheet. Since such date, Genco has not incurred any liabilities (whether absolute, accrued, contingent or otherwise) required by GAAP to be reflected on a balance sheet or set forth in the notes thereto, except such liabilities which were incurred in the ordinary course of business.

                  (o) Absence of Certain Changes. Since the Closing, Genco has not (i) suffered any change in its business, operations, financial condition or prospects, except such changes which, in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect, (ii) incurred any long-term indebtedness for borrowed money or guaranteed, assumed or endorsed the obligations of any third party, (iii) sold, transferred or otherwise disposed of any material asset, property or right or (iv) created or suffered to exist any Lien on any Generating Facilities, other than easements created pursuant to the Merger Agreement or the other Basic Agreements.

                   (p) Conduct of Business of Genco. Since the Closing, Genco has conducted its operations and affairs only in accordance with the ordinary and usual course of business.

                   (q) Contracts and Commitments. The Schedule sets forth a list and description of the following agreements, oral or written, to which is a party or by which Genco is bound: (i) all Contracts
         involving an obligation on the part of Genco of more than $500,000 individually or more than $10 million in the aggregate, (ii) all purchase orders in excess of $500,000 individually or more than $10 million in the aggregate, (iii) all agreements under which Genco may be obligated to perform services or expects to receive fees in excess of $500,000 individually or more than $10 million in thee aggregate, (iv) all real and personal property leases involving annual payments in excess of $500,000 individually or more than $10 million in the aggregate, (v) all employment contracts with employees or former employees of Genco, and (vi) all other material agreements (the contracts and commitments identified in clauses (i) through (vi) of this Section 4.1(q) being hereafter collectively referred to as the "Commitments"). Neither Genco nor any of its employee is in default or breach of any of the Commitments, and, to the best knowledge of Seller, no other party to any of the Commitments is in default or breach thereof.

                  (r) Litigation. There is no claim, suit, litigation, investigation or proceeding pending, or to the best knowledge of Seller threatened, against Genco in any court, by any governmental entity or before any arbitrator or other tribunal. Neither Genco nor any of its employees is subject to any outstanding action, order, writ, judgment, injunction or decree of any court or governmental entity.

         Section 4.2 Provision of Additional Schedules upon Exercise. The Schedule provided on the date hereof pursuant to Section 4.1 is valid as of the date hereof. On or before the date on which the Audited Balance Sheet is delivered to Buyer, Seller will provide Buyer and each Investment Banker with an updated Schedule valid as of the Exercise Date. If the Buyer determines that any such update contains evidence of any change or event which has had a Material Adverse Effect since the date hereof, Buyer must notify Seller within thirty days of the delivery of such update if it intends to revoke its exercise of the Right. Upon delivery of such notice, this Agreement shall immediately terminate and no party shall have any further obligation or right hereunder. After the expiration of such thirty day period, Buyer (unless it shall have prior to such expiration delivered such notice) shall be legally bound by its exercise of the Right.

         Section 4.3 Representations and Warranties of Buyer. Except as otherwise disclosed to Seller in writing, Buyer represents and warrants to the Seller on the date hereof and on the Closing Date as follows:

                   (a) Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer has duly authorized the execution; delivery and performance of this Agreement. This Agreement is the legal, valid and binding obligation of Buyer and (assuming that this Agreement has been duly authorized, executed and delivered by Seller) is enforceable against Buyer in accordance with its terms.

                   (b) Applicability of HSR Act. Buyer is an agency of the State of New York and is not a "corporation engaged in commerce" within the meaning of the HSR Act as of either the date hereof, the Exercise Date or the Closing Date.

                                    ARTICLE 5

                                    COVENANTS

         Section 5.1 Covenants of Seller. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, Seller agrees on its own behalf or agrees that it will cause Genco to act, as the case may be, as follows, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing:

                   (a) No transfer of Seller's interest in Genco without Prior Approval. Seller is not permitted to transfer or to permit its subsidiaries to transfer any or all of its or their right, title and interest in and to all of the Interests, except where the intended transferee: (i) is a direct or indirect wholly owned subsidiary of Seller; (ii) executes and delivers a copy of this Agreement to Buyer; and (iii) assumes in writing all of Seller's obligations with respect hereto.

                  (b) Ordinary Course of Business. Genco shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to preserve intact its present business organization and goodwill and preserve the goodwill and relationships with customers, suppliers and others having business dealings with it. Genco may, with the prior approval of Buyer, engage in transactions out of the ordinary course of business relating to the Generating Facilities, such approval not to be unreasonably withheld.

                  (c) No Change in Business. Genco shall not engage in any new lines of business or make any material change in the line of business in which it engages as of the date hereof other than as contemplated or permitted by the Power Supply Agreement.

                  (d) Maintenance of Assets. In the conduct of its business, Genco shall endeavor to maintain all of its right, title and interest in and to the Generating Facilities, which shall include, without limitation:

                  (i) Capital Assets. All equipment, computers, photocopy machines and other tangible personal property owned by Genco and used by Genco in the ordinary course of the Business, subject to replacement or retirement in the ordinary course of business;

                  (ii) Records and Documentation. All books, records, files, working papers, correspondence, memoranda and other documentation relating to any services rendered by Genco in the Business and otherwise related to the assets, properties and rights referred to in clause
                          (i) of this Section.

                  (e) No Acquisitions. Genco shall not acquire, or publicly propose to acquire, or agree to acquire, by merger or consolidation with, or by purchase or otherwise, a substantial equity interest in or a substantial portion of the assets of, any business or any corporation, partnership, association or other business organization or division thereof, nor shall any party acquire or agree to acquire, a material amount of assets other than in the ordinary course of business.

                  (f) No Dispositions. Genco shall not sell, lease, license or otherwise dispose of the Generating Facilities, other than dispositions in the ordinary course of its business and other than dispositions of less than $10 million in the aggregate.

                  (g) Transmission, Generation. Except as required pursuant to tariffs on file with the Federal Energy Regulatory Commission as of the date hereof, in the ordinary course of business consistent with past practice or as contemplated or permitted by the Power Supply Agreement, Genco shall not (i) commence construction of any additional electric generating capacity, or (ii) obligate itself to purchase or otherwise acquire, or to sell or otherwise dispose of, or to share, any additional electric generating capacity.

                  (h) Cooperation, Notification. Commencing on the third anniversary hereof, Genco shall: (i) during reasonable business hours and upon reasonable notice, allow Buyer and its authorized representatives to make such investigation of the business, property, books and records of Genco, and to conduct such examinations and to confer with the officers and employees of Genco, as Buyer deems reasonably necessary for purposes of verifying the accuracy of Genco's representations and warranties hereunder and compliance with the terms hereof; (ii) confer on a regular and frequent basis with one or more representatives of Buyer to discuss, subject to applicable law, material operational matters and the general status of its ongoing operations; (iii) promptly notify Buyer of any significant changes in its business, properties, assets, condition (financial or other), results of operations or prospects; (iv) advise Buyer of any change or event which has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect; and (v) promptly provide Buyer with copies of all filings made by Genco with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Genco shall provide similar access to each Investment Banker and the investment bankers, if any, appointed pursuant to Section 3.2.

                  (i) Reasonable Access for Consulting Engineers. From the date hereof until the completion of the Engineer's Report pursuant to
         Section 2.1 and, if required, the receipt of Confirmation pursuant to
         Section 2.5, LIPA's consulting engineer shall have a right of unrestricted access to the Generating Facilities at such times and for such purposes as it reasonably deems necessary and desirable for the purpose of preparing the Engineer's Report; provided, however, that:

                  (i) such access shall not be granted outside normal business hours, except with reasonable notice;

                  (ii) such consulting engineer shall comply with any on-site safety policies and procedures;

                  (iii) such access shall only be for the purpose of preparing the Engineer's Report and any information obtained therefrom shall only be used for such purpose; and

                  (iv) if Seller so requests, such access shall only be granted subject to such consulting engineer executing and complying with the terms of a confidentiality agreement in a mutually acceptable form, subject to any applicable Laws.

                  (j) Third-Party Consents. Genco and Seller shall use all commercially reasonable efforts to obtain all required consents for the exercise of the Right. Genco shall promptly notify Buyer of any failure or prospective failure to obtain any such consents and, if requested by Buyer, shall provide copies of all required consents obtained to Buyer.

                  (k) No Breach, Etc. Genco and Seller shall not willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement, being untrue on and as of the Closing Date.

                  (l) Tax-Exempt Status. Genco shall not take any action that would likely jeopardize the qualification of Genco's outstanding revenue bonds which qualify on the date hereof under Section 142(a) of the Code as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended, prior to the Tax Reform Act of 1986.

                  (m) Permits. Genco shall use reasonable efforts to maintain in effect all existing permits for the Business.

                  (n) Transfer of Additional Assets. Prior to the Closing Date, Parent will cause to be transferred to Genco, to the extent controlled by Parent and not already owned by Genco, any Additional Assets.

         Section 5.2 Covenants of Buyer. After the Exercise Date and prior to the Closing Date or earlier termination of this Agreement, Buyer agrees as follows, except as expressly contemplated or permitted in this Agreement or to the extent the other parties hereto shall otherwise consent in writing:

                  (a) Third-Party Consents. Buyer shall use all commercially reasonable efforts to obtain all required third-party consents. Buyer shall promptly notify Seller and Genco of any failure or prospective failure to obtain any such consents and, if requested by Seller or Genco, shall provide copies of all such consents obtained to Seller and Genco.

                   (b) No Breach, Etc. Buyer shall not willfully take any action that would or is reasonably likely to result in a material breach of any provision of this Agreement or in any of its representations and warranties set forth in this Agreement being untrue on and as of the Closing Date.

                   (c) Buyer Actions. Buyer shall take only those actions, from the date hereof until the Closing Date, that are required or contemplated by this Agreement to be so taken by Buyer, including, without limitation, the declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority.

         Section 5.3 Additional Agreements.

                   (a) Notification of Certain Matters. Commencing on the third anniversary hereof, each party hereto shall give prompt notice to the other parties hereto of (i) the occurrence or failure to occur of any event, which occurrence or failure would be reasonably likely to cause any representation or warranty of such party contained herein to be untrue or inaccurate in any material respect at any time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any newly discovered fact or circumstance that might reasonably be expected to have a material effect on the accuracy of any representation or warranty of such party contained herein.

                   (b) No Layoffs or Salary Cuts. For a period of two years following the Closing Date, Buyer shall not cause or permit to occur any layoffs or salary cuts to any non-union Genco personnel.

                   (c) Management Contract. If Buyer elects in the Exercise Notice to retain Seller or an Affiliate of Seller to operate the Generating Facilities, the parties will negotiate in good faith the terms and conditions of a mutually acceptable agreement therefor.

                   (d) Easements. Prior to the Closing Date, Genco may grant Seller an irrevocable and perpetual easement for the installation, maintenance and access of and to any assets of Seller or its affiliates or subsidiaries located on or under such property, provided if Seller's use of such easement materially interferes with either the physical operation of any generating facilities or with Buyer's environmental compliance, Seller shall compensate Buyer for the adverse impact on Buyer of such interference.

                                    ARTICLE 6

                               GENERAL PROVISIONS

         Section 6.1 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if (i) sent by registered or certified mail, return receipt requested, or (ii) hand delivered, or (iii) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

                   (a)     if to Buyer:

                           Richard Kessel
                           Chairman of the Board
                           Long Island Power Authority
                           333 Earle Ovington Blvd, Suite 403
                           Uniondale, NY 11553

                           with copies to:

                           Patrick Foye
                           Deputy Chairman of the Board
                           Long Island Power Authority
                           333 Earle Ovington Blvd, Suite 403
                           Uniondale, NY 11553

                           and to:

                           Winthrop, Stimpson, Putnam & Roberts
                           One Battery Park Plaza
                           New York, N.Y. 10004
                           Attn: Stephen R. Rusmisel

                   (b)     if to Seller:

                           Long Island Lighting Company
                           175 East Old Country Road
                           Hicksville, N.Y. 11801
                           Attn: Chief Executive Officer
                           with copies to:

                           Kramer, Levin, Naftalis Frankel
                           919 Third Avenue
                           New York, New York 10022
                           Attn: Thomas E. Constance

Each notice or communication shall be deemed to have been given on the date received.

         Section 6.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 6.3 Miscellaneous. This Agreement, together with the Exhibits and Schedules annexed hereto: (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof;
(ii) shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns and, except as expressly provided under the terms of any Exhibit, are not intended to confer upon any other Person, any rights or remedies hereunder or thereunder; (iii) shall be governed, including, without limitation, as to validity, interpretation and effect, by the Laws of the State of New York, without regard to the principles of conflicts of laws; and (iv) may be executed in two or more counterparts which together shall constitute a single agreement.

          Section 6.4 Assignment.

                  (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except, in the case of Buyer, to LILCO and, in the case of Seller, to any direct or indirect wholly owned subsidiary or other legal entity of Seller to which it also assigns all of the Interests. No party shall be relieved of any liability arising hereunder in respect of any assignment pursuant to this Section, unless such assignor has received a written release expressly excepting such assignor from any liability that may arise hereunder.

                   (b) Effective upon the Closing, Seller shall assign its rights, obligations and interests hereunder to the Parent.

         Section 6.5 Schedules. Any information set forth on any Schedules annexed hereto shall, to the extent applicable, be deemed to be included on each other appropriate Schedule annexed to this Agreement.

         Section 6.6 Waiver; Amendment. No waiver by any party hereto of any term, condition or obligation of this Agreement shall be valid unless in writing and signed by the waiving party. No failure or delay by any party hereto at any time to require any other party hereto to perform strictly in accordance with the terms hereof shall preclude any party from requiring performance by such other party hereto at any later time. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement. This Agreement may not be amended, changed or modified in any fashion except by written instrument signed by each of the parties hereto.

         Section 6.7 Issue Taxes. Buyer alone shall bear, to the extent allowed by law, all documentary transfer, and similar taxes levied under the laws of the United States of America or any State or local taxing authority thereof or therein in connection with the sale of the Interests.

         Section 6.8 Fees and Expenses. All fees, costs and expenses incurred in connection with the execution and delivery of this Agreement shall be paid by the party incurring such fees, costs or expenses; provided, however, that Buyer shall pay all of the fees and expenses of the Investment Bankers and the investment bankers, if any, selected pursuant to Section 3.2; provided further, that such fees and expenses shall have been agreed to by Buyer in advance (such agreement not to be unreasonably withheld or delayed).

          Section 6.9 Alternative Dispute Resolution

                  (a) Any dispute arising out of or relating to this Agreement, other than disputes regarding the Purchase Price to be settled pursuant to
Section 3.2 herein, shall be resolved in accordance with the procedures specified in this Section, which shall constitute the sole and exclusive procedures for the resolution of such disputes.

                  (b) The parties agree to use their best efforts to settle promptly any disputes or claims arising out of or relating to this Agreement through negotiation conducted in good faith between executives having authority to reach such a settlement. If either party hereto shall so request, the parties shall mutually agree on the selection of a mediator who shall mediate the negotiations which shall be non-binding.

         All negotiations and mediation discussions pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of Federal Rule of Evidence 408 and applicable state rules of evidence.

                  (c) Any dispute arising out of or relating to this Agreement or the breach, termination, or validity thereof, which dispute has not been resolved by a negotiation or mediation as provided in paragraph (b) hereof within 60 days from the date that either negotiations or mediation shall have been first requested, shall be settled by binding arbitration before three independent and impartial arbitrators in accordance with the then current rules of the American Arbitration Association, except to the extent such rules are inconsistent with any provision of this Agreement, in which case the provisions of this Agreement shall be followed, and except that the arbitrations under this Agreement shall not be administered by the American Arbitration Association. The Arbitrators shall be (i) independent of the parties and disinterested in the outcome of the dispute, (ii) attorneys, accountants, investment bankers, commercial bankers or engineers familiar with contracts governing the operation of electric utility assets, and (iii) qualified in the subject area of the issue in dispute. For purposes of the preceding sentence, residents of Long Island shall not be considered interested merely by virtue of their residence. The Arbitrators shall be chosen by the parties, with each party choosing one arbitrator and those arbitrators choosing the third arbitrator. Judgment on the award rendered by the Arbitrators may be entered in any court in the State of New York having jurisdiction thereof. If either party refuses to participate in good faith in the negotiations or mediation proceedings described in paragraph
(b) hereof, the other may initiate arbitration at any time after such refusal without waiting for the expiration of the 60 day period. Except as provided in Paragraph D hereof relating to provisional remedies, the Arbitrators shall decide all aspects of any dispute brought to them including attorney disqualification and the timeliness of the making of any claim.

                  (d) Either party may, without prejudice to any negotiation, mediation, or arbitration procedures, proceed in any court to seek provisional judicial relief if, in such party's sole discretion, such action is necessary to avoid imminent irreparable harm, to provide uninterrupted electrical and other services, or to preserve the status quo pending the conclusion of the dispute procedures specified in this Section.

                  (e) The Arbitrators shall have no authority to award punitive damages or any other damages aside from the prevailing party's actual and consequential damages, plus interest thereon at the Best Interest Rate (as defined in the Management Services Agreement), accrued from the date such damages were incurred. The Arbitrators shall not have the authority to make any ruling, finding, or award that does not conform to the terms and conditions of this Agreement.

                  (f) The Arbitrators may award reasonable attorneys' fees and costs of the arbitration.

                  (g) Any claim under this Agreement shall be time-barred, regardless of any statute of limitations periods provided by state or federal law, unless negotiation or mediation with respect thereto is commenced with respect to such claim within twelve months after the basis for such claim has been discovered.

                  (h) The Arbitrators shall have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, the production of requested documents, the exchange of summaries of testimony of proposed witnesses, and the examination by deposition of parties. Each of the parties agrees to produce all such requested documents and to deliver to the other a certificate, executed by a senior executive of such party, stating that all such documents have been so produced.

                  (i) The site of any Arbitration brought pursuant to this Agreement shall be Mineola or Hauppauge, New York.

                  (j) The Arbitrator's award shall be in writing and shall set forth the factual and legal bases for the award.

                  IN WITNESS WHEREOF, each party hereto has duly executed this Agreement as of the date first above written.

                                    LONG ISLAND LIGHTING COMPANY, as Seller

                                    By:/s/ Dr. William J. Catacosinos
                                       ---------------------------------
                                       Name:  Dr. William J. Catacosinos
                                       Title: Chief Executive Officer

                                    LONG ISLAND POWER AUTHORITY, as Buyer

                                    By:/s/ Richard M. Kessel
                                       ---------------------------------
                                       Name: Richard M. Kessel
                                       Title: Chairman

                                    By:/s/ Patrick Fove
                                       ---------------------------------
                                       Name: Patrick Foye
                                       Title: Deputy Chairman

Acknowledged and agreed to, as of the Closing, by:

MARKETSPAN GENERATION LLC

By:
   -------------------------------------
        Name:  Joseph E. Fontana
        Title: Vice President